Financial Report
1998 Annual Report For STV Group And Subsidiaries

Subsidiaries:
STV Incorporated
STV Architects, Inc.
STV Construction Services, Inc.
STV Construction, Inc.
STV Environmental, Inc.
STV International, Inc.
STV Silver & Ziskind
STV Surveying